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                  CONSENT OF INDEPENDENT ACCOUNTANTS







    We consent to the incorporation by reference in the Registration Statements of Gilbert Associates, Inc. on Form S-8 (File Nos. 33-55139, 2-91939, 2-91940, 33-11693, 33-15289, 33-32288, 33-37792, 33-37793,
33-37795, 33-43112, 33-43113, 33-44939 and 33-71242) of our reports dated
February 3, 1995 (which includes an explanatory paragraph regarding the Company's change in method of accounting for income taxes and post retirement benefits other than pensions in 1993) on our audits of the consolidated financial statements and financial statement schedules of Gilbert Associates, Inc. and subsidiaries as of December 30, 1994 and December 31, 1993 and for each of the three years in the period ended December 30, 1994, which reports are included in this Annual Report on Form 10-K.



                               COOPERS & LYBRAND L.L.P.





2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 24, 1995